Exhibit 21.1

ARQULE, INC.

SUBSIDIARIES OF THE COMPANY

Camitro UK, Ltd., a company organized under the laws of the United Kingdom (Camitro UK, Ltd. is a subsidiary of Camitro Corporation).

Arqule International, Inc., a company organized under the laws of Barbados, West Indies.